Attachment
RULE 10f-3  REPORT FORM

Additional Information for paragraph (d) commission or spread comparable recent offerings:



               Comparison # 1 Comparison #2       Comparison #3

Security        Callidus      DigitalNet          Intervideo,Inc.
                Software      Holdings,Inc.


Date Offered     11/20/03     10/10/03             7/16/03


Offering Price   $14.00        $17.00              $14.00



Spread ($)        $0.98         $1.19               $0.98


Spread (%)         7.00%        7.00%                7.00%


Type of Security  Common       Common              Common
                  Stock        Stock               Stock


Rating or Quality  N/A         N/A                  N/A


Size of Issue     5MM shares   5MM shares          2.8MM shares


Total
Capitalization     $314MM       $263MM             $173MM
Issuer



Note: Minimum of two comparisons must be completed for each purchase.



B2